UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)


Filed by the Registrant  |x|
Filed by a Party other than the Registrant  | |

Check appropriate box:
| |        Preliminary Proxy Statement
| | Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
| |        Definitive Proxy Statement
| |        Definitive Additional Materials
|x|        Soliciting Material under Rule 14a-12

                     AMERICAN MEDICAL SECURITY GROUP, INC.
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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

                               Filed by: American Medical Security Group, Inc.
                                                       Pursuant to Rule 14a-12
                                     under the Securities Exchange Act of 1934

                        Subject Company: American Medical Security Group, Inc.
                                                   Commission File No. 1-13154


On September 15, 2004, American Medical Security Group, Inc. transmitted the following letter to agents of the company by broadcast fax or electronic mail:


[Letterhead of Samuel V. Miller]

September 15, 2004

Dear AMS Agent:

         Accompanying this letter is a press release announcing the completion of a definitive merger agreement between AMS and PacifiCare. This represents a significant event in our industry, and I wanted to share some initial thoughts with you as soon as possible.

         First of all, PacifiCare Health Systems is a Fortune-200 company based in Cypress, California, and one of the nation's largest consumer health organizations. Led by Chairman and CEO, Howie Phanstiel, PacifiCare operates primarily within eight western states and Guam, and has more than three million health plan members and approximately nine million specialty plan members nationwide. With approximately $12 billion in revenues, PacifiCare offers individuals, employers and Medicare beneficiaries a variety of consumer-driven health care and life insurance products.

         It is our view that this is a compelling strategic business combination that over time will allow us to increase the value we bring to our agents and their customers. Consider these factors:

|X| In a period of industry consolidation, scale has become an increasingly important competitive advantage. This merger will create a combined company with greater breadth in terms of membership, operations, networks and management expertise.

|X| PacifiCare has an announced strategy to expand its individual and small group business - markets where we have long-standing expertise.

|X| On a state-by-state basis, our markets are very complementary, with minimal overlap.

|X| Both organizations have invested in strong service models and are committed to tight operational discipline.

|X| PacifiCare has a broad range of products that may allow us in time to expand the health benefit products we can make available to our agents and their customers.

         In addition, PacifiCare has done a detailed analysis of our business. With that background, they have shared with me plans to keep the AMS organization intact and to establish our Green Bay operations as a platform for continued growth in the individual and small group business.

         Along with members of my management team, I have agreed to continue to run this business for PacifiCare. In addition, the CEO of PacifiCare and I have already discussed plans to expand our operations here.

         I anticipate that very little will change in your day-to-day interaction with AMS. Our sales professionals who operate from our regional offices around the country will still be there to support your sales effort. The premier customer service you have come to rely on from AMS won't miss a beat. In fact, every department at AMS that you interact with remains dedicated to providing you with timely and professional support. Your next call to us will confirm that.

         As AMS and PacifiCare work to close our transaction by the end of the year or early next, I have asked our sales representatives to be particularly diligent in keeping you informed about the merger process.

         In the meantime, I want to assure you that both companies continue to respect the basic tenet of our industry: Our success in our business is directly linked to how well we help you succeed in yours. We remain committed to that. Sincerely,

/s/ Sam Miller
Samuel V.  Miller
Chairman, President & Chief Executive Officer


PacifiCare Health Systems and American Medical Security Group and their respective officers and directors may be deemed to be participants in the solicitation of proxies from shareholders of American Medical Security Group, Inc. with respect to the transactions contemplated by the merger agreement between PacifiCare and American Medical Security Group. Information regarding the companies' officers and directors is included in their respective definitive proxy statements for their 2004 annual meetings of stockholders filed with the Securities and Exchange Commission in April 2004. These documents are available free of charge at the Securities and Exchange Commission web site at www.sec.gov, from PacifiCare at pacificare.com and from AMS at eAMS.com. Investors and security holders may obtain more detailed information about who may be deemed participants in the solicitation of proxies by reading the AMS proxy statement when it becomes available.


Furthermore, investors and security holders of American Medical Security Group are urged to read American Medical Security Group's proxy statement regarding the proposed merger when it becomes available. It will contain important information about the merger and the transactions contemplated by the merger agreement. Investors and securities holders of American Medical Security Group may obtain a free copy of American Medical Security Group's proxy statement when it is available and other documents filed with the Securities and Exchange Commission at the Commission's web site at www.sec.gov. American Medical Security Group's proxy statement and these other documents may also be obtained for free from American Medical Security Group at eAMS.com.